EXHIBIT 10.2

PRIVATE AND CONFIDENTIAL

To: The Directors

Protrust Financial Services Group SA (the "Vendor") Via Frasca 5

PO Box 5237

CH-6901 Lugano

Switzerland

HEADS OF AGREEMENT

November 29 2005

Subject to Contract

Dear Sirs,

RE: Proposed acquisition of the entire issued share capital of Protrust Private Clients SA (the "Target")

We set out below the basis upon which Tally Ho Ventures Inc (the "Purchaser"), would be prepared (subject to contract) to purchase the whole of the issued share capital of the Target (the "Acquisition").

For the avoidance of doubt this letter is not intended to create legal relations between the parties save that paragraphs 3 and 4 shall be legally binding on the parties and enforceable in the courts of England in accordance with paragraph 5.2.

1. CONSIDERATION

The price payable for the issued share capital of the Target is US$ 8 million (eight million US dollars) (the "Consideration"). Completion will be subject only to satisfactory due diligence, agreement of legal documentation and approval by the board of the Purchaser.

The Consideration will be satisfied as follows:

1.1 US$ 4 million (four million US dollars) in cash payable in the following manner:

(a) US$ 2 million (two million US dollars) to be paid on completion; and

(b) US$ 2 million (two million US dollars) to be paid within 3 calendar months of completion; and

1.2 the issue to the Vendor of 800,000 duly authorized and fully paid shares of common stock in the capital of Tally Ho Ventures Inc. (the "Consideration Stock"). The Consideration Stock will be duly and validly issued on completion, registered for sale under the Securities Act 1933 and will be eligible for immediate public resale in the United States and will not constitute restricted securities. All necessary NASDAQ approvals for the listing of the Consideration Stock to be obtained prior to completion.

The Purchaser will either:

(a) enter into an agreement on completion under which it will be obliged, on request by the Vendor at any time after the first anniversary of completion, to purchase all of the Consideration Stock from the Vendor at a fixed price of US$5 (five US dollars) per share of common stock or the market value of the Consideration Stock if higher. Such repurchase obligation to be guaranteed by a reputable United States bank; or

(b) arrange for a put option in favour of the Vendor with a reputable United States financial institution to be placed over the Consideration Stock on completion at a fixed price of US$5 (five US dollars) per share of common stock, such option to be exercisable at any time after the first anniversary of completion.

2. DUE DILIGENCE

The parties will exchange information and provide any and all due diligence and/or any other documentary information requested by the Purchaser or the Vendor.

3. CONFIDENTIALITY

The matters contemplated by this letter are to be treated in the strictest confidence and should not be disclosed to any person whatsoever (save to the extent required by law or by the rules and requirements of any applicable regulatory body) without the prior written consent of the other party hereto. In the event that the Acquisition is not completed, the Purchaser undertakes that it will not disclose or make use of, for its own benefit, any of the information of a confidential nature relating to the Target or the Vendor which has been disclosed to the Purchaser. The provisions of this paragraph 3 do not apply to any information which is publicly available at the time of disclosure unless disclosed through breach of this undertaking nor does it apply to any information disclosed by the parties to the extent that disclosure is required by law or any regulation.

4. COSTS

Save as expressly set out in this letter, both the Vendor and the Purchaser agree to bear their own legal, accountancy and other costs and expenses incurred in connection with the negotiation, preparation and implementation of this letter and the Acquisition.

5. GOVERNING LAW AND JURISDICTION

5.1 This letter (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this letter or its formation) shall be governed by and construed in accordance with English law.

5.2 Each of the parties to this letter irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this letter (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

5.3 Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document for the purpose of any Proceedings begun in England shall be duly served upon it if delivered personally or sent by registered post, in the case of:

(a) the Vendor to Protrust Financial Services Group SA, Via Frasca 5, PO Box 5237, CH-6901, Lugano, Switzerland (marked for the attention of Alex Bell); and

(b) the Purchaser to Tally Ho Ventures Inc, 410 Park Avenue, 15th Floor, New York, NY 10022, USA

or such other person and address in as the parties shall notify to the other from time to time.

Yours faithfully,

Peter James Smith

an authorised representative on behalf of

TALLY HO VENTURES INC

We confirm our acceptance to the terms of this letter by signing a copy of this letter.

Alex Bell

Authorised representative on behalf of

PROTRUST FINANCIAL SERVICES GROUP SA